Exhibit 10.2

Kulicke & Soffa Industries Inc. 1005 Virginia Drive Fort Washington, PA 19034 USA
215-784-6000 phone
215-659-7588 fax
www.kns.com

November 16, 2010

Mr. Michael J. Morris
[Address Omitted]

Dear Mike:

This letter confirms our mutual agreement that your last day of employment with Kulicke and Soffa Industries, Inc. (the “Company”) will be January 21, 2011 (“Termination Date”).  If you do not voluntarily terminate your employment before the Termination Date, in addition to the other benefits provided therein, you will be entitled to receive the severance payments described under the Company’s Officer Severance Plan, as in effect on the date of this letter (the “Plan”).  You acknowledge that any severance to be paid under the Plan and this letter is conditioned upon you executing the general release in favor of the Company and its affiliates provided in the Plan.  A copy of the Plan and the release is attached as Exhibit A to this letter.

This letter agreement also confirms that your last day as Chief Financial Officer of the Company shall be December 12, 2010.  Between December 12, 2010 and the Termination Date you shall devote your full time and energy to transitioning the chief financial officer’s responsibilities to your successor, in Singapore and at any other Company location(s) that I shall direct.

The letter agreement between you and the Company dated September 24, 2009 is terminated and replaced by this letter agreement.

Sincerely,

/s/ Bruno Guilmart

Bruno Guilmart
President and
Chief Executive Officer

ACCEPTED AND AGREED

/s/ Michael J. Morris
Michael J. Morris